Exhibit 99.1

Wetouch Technology Inc. Announces Construction Progress on New Production Facility

Chengdu, China, Sept. 22, 2022 (GLOBE NEWSWIRE) — Wetouch Technology Inc. (OTC: WETH) (“Wetouch” or “the Company”), a specialty manufacturer of medium to large sized projected capacitive touchscreens, today announced that it has completed approximately 80% of the construction work on its new high-standard production facility in Chengdu, for which the Company expects to complete the construction work before the end of 2022.

The Company has completed roof sealing on the facility, which underscores Wetouch’s ongoing commitment to enhance its capacity and capability to meet fast-growing customer needs, including world’s top 500 enterprise customers such as Siemens, Canon and Delta. Wetouch will invest in total RMB76 million on the construction of the factory, and also invest another RMB20 million to build two fully-automated touchscreen production lines at the facility that are expected to start mass production in the first quarter of 2023.

The production facility covers an area of nearly 20 acres, with a construction area of nearly 30,000 square meters. The new facility is located in the Strait Industrial Park, Wenjiang District, Chengdu City.

Zongyi Lian, Chief Executive Officer of Wetouch commented: “We are pleased to announce significant progress on the construction work of our new facility, which would help us enhance production capacity and efficiency to expand our partnership with global partners. Wetouch is committed to enabling customers by enhancing our capability to expedite the development and commercialization of more innovative touchscreen products, and we expect our new production facility could potentially generate annual sales exceeding RMB1 billion, and a net income of more than RMB200 million once put into use.”

Forward Looking Statements

The information in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. The financial guidance reflects the Company’s current and preliminary views on the market and operational conditions, which are subject to change.

The Company’s forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the risk factors set forth in the Company’s Annual Report for the year ended December 31, 2021 filed with the SEC on April 15, 2022.

About Wetouch Technology Inc.

Wetouch, through its indirect wholly-owned subsidiary Sichuan Vtouch Technology Co., Ltd, is engaged in the manufacturing and sales of medium to large sized projected capacitive touchscreens, ranging from 7.0 inch to 42 inch screens. The Company offers touchscreens for a variety of applications, including GPS/car entertainment panels for automotive industry, industrial human-machine interface (“HMI”), financial and banking terminals, point of sale, lottery and gaming machines, smart home, robots and charging stations. Wetouch sells its products both domestically in China and internationally, covering major areas in China, including but not limited to the eastern, southern, northern and southwest regions of China. Wetouch has shipped products to South Korea and several European countries such as Spain and Germany and has established a strong and diversified client base. As of September 7, 2022, Wetouch holds 10 patents and has passed a number of industry certifications, including ISO9001, ISO14001, TS16949, FCC, CE, ROHS, CCC, ROHS.

Investor Relation Contact:

Gordon Cai

gordon@wetouch.com.cn